Exhibit 23.2

[EVERSHEDS SUTHERLAND (USA) LLP]

STEPHEN E. ROTH

DIRECT LINE: 202.383.0158

E-mail: steveroth@eversheds-sutherland.com

CONSENT OF EVERSHEDS SUTHERLAND (USA) LLP

We hereby consent to the reference to our name under the caption “Legal Matters” in the Prospectus filed as part of the initial Registration Statement on Form S-1 for the Great-West SecureFoundation® Group Fixed Deferred Annuity Certificate issued by Great-West Life & Annuity Insurance Company. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

EVERSHEDS SUTHERLAND (USA) LLP

By:	/s/ Stephen E. Roth
Stephen E. Roth

Washington, D.C.

April 13, 2017